Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

June 24, 2024

Quarterly Distribution Report No. 238

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on June 23, 2024.

This Quarterly Distribution report relates to the payment received by the Trust from EMI Entertainment World Inc. (“EMI”) during the first quarter of 2024 (the “Q1 Distribution Period”), in respect of the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue in the Q1 Distribution Period (the “Contingent Portion Payment”).

The Trust received $248,922 ($.8963 per Trust Unit) for the Contingent Portion Payment attributable to the Q1 Distribution Period, as compared to $216,118 ($.7782 per Trust Unit) for the payment attributable to the first quarter of 2023.

After receiving the Contingent Portion Payment, the Trust paid $116,456 to third parties in connection with invoices rendered to the Trust, leaving a balance of $132,466 ($.4770 per Trust Unit). Such balance is being distributed to the Unit Holders of record as of the close of business on June 23, 2024.

During the twelve month period ended June 30, 2024, the Trust’s aggregate distributions will amount to $861,711 ($3.1029 per Trust Unit), as compared to $869,858 ($3.1322 per Trust Unit) during the twelve month period ended June 30, 2023.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

  MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended June 30, 2024 and June 30, 2023 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended June 30, 2024		Per Unit*

Gross royalty income collected by EMI for the period	$912,743

Less: Related royalty expense	435,630
Amount deducted by EMI	228,184
Adjustment for copyright renewals, etc.	7

	663,821

Balance as reported by EMI	$248,922

Payments received by Trust	$248,922		$.8963

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	116,456		.4193

Balance available for distribution	$132,466		$.4770

Distribution per Unit*		$.4770

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended Jun 30, 2023		Per Unit*	Twelve Months Ended Jun 30, 2024		Per Unit	Twelve Months Ended Jun 30, 2023		Per Unit

$750,665			$3,921,271			$3,421,356

308,770			1,436,558			1,208,831
224,952			1,195,315			1,020,033
825			3,450			4,576

534,547			2,635,323			2,233,440

$216,118			$1,285,948			$1,187,916

$216,118		$.7782	$1,285,948		$4.6305	$1,187,916		$4.2775

110,821		.3991	424,237		1.5276	318,058		1.1453

$105,297		$.3791	$861,711		$3.1029	$869,858		$3.1322

	$.3791			$3.1029			$3.1322